Exhibit 99.1

Aether to Begin Building
Leveraged Portfolio of Mortgage-Backed Securities

OWINGS MILLS, MD — June 8, 2004 — Aether Systems, Inc. (NASDAQ: AETH) today announced that it has engaged FBR Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), to assist it in assembling and managing a leveraged portfolio of mortgage-backed securities. The Company said the move was part of an evolving strategy initially designed to increase the yield on its excess cash balances and ultimately representing what could become a more significant business activity for Aether in the future.

As reported previously, the Company has been engaged in an extensive strategic review process, in which it has explored a range of options to accomplish its key objectives of achieving near-term profitability and realizing greater financial benefits from its significant cash reserves and its accumulated net loss carryforwards.

“Based on our strategic review, we believe that this mortgage-backed securities strategy can deliver substantial value to our stockholders,” said Aether Chairman and CEO David Oros. “In the near-term, we expect the portfolio to generate attractive returns that will help to reduce our current cash burn by capturing the interest spread between the yield on the mortgage-backed securities and our borrowing costs. Over the longer-term, our goal is for this business — either as the focus of our operations or together with one or both of our existing businesses — to produce meaningful income and allow us to realize substantial tax savings from our significant accumulated net loss carryforwards.”

The Company said that it plans to invest up to $75 million of its current cash and to leverage this amount between five and eight times to assemble an initial portfolio of between $450 and $675 million. The portfolio will consist primarily of residential mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association. Leverage will be provided by using short-term reverse repurchase agreements with financial institutions that have received the highest available long-term debt rating from a nationally recognized rating agency, collateralized by the acquired securities.

After reviewing the practices of other public companies that follow similar leveraged investment strategies, and after receiving advice from FBR and other independent advisors, the Company concluded that leveraging its initial $75 million cash investment between five and eight times was reasonable and appropriate for the portfolio.

“While this strategy involves the use of leverage, it focuses on securities that have a high credit quality and low default risk,” said Mr. Oros. “We also have chosen to work with FBR because it is recognized in the mortgage industry as a leading manager of adjustable rate mortgage securities, having built a portfolio of approximately $11 billion consisting primarily of mortgage-

backed securities.”

The Company said that in deciding how much of its cash to commit to the new leveraged portfolio, it took into consideration the $155 million of convertible subordinated notes that remain outstanding and mature in March 2005. “We plan to keep more than sufficient cash on hand to repay the outstanding notes,” said David Reymann, Aether’s Chief Financial Officer.

The Company also reiterated that, as previously reported, it is continuing to evaluate strategic options with FBR, including a possible sale of one or both of its existing businesses in response to expressions of interest that have been received. The Company said it could not yet predict the outcome of these activities.

“Whether mortgage-backed securities will become a more significant part of our business over time will depend upon the outcome of our strategic activities, as well as the experience we have in managing the initial leveraged portfolio,” said Mr. Oros. “Our goal is to finalize our longer-term strategy during the third quarter. In the interim, we remain focused on our operating businesses and open to all strategic options that make sense for those businesses and for our stockholders.”

To provide additional information about mortgage-backed securities and the Company’s planned leverage portfolio strategy, as well as a discussion of risk factors associated with these activities, the Company will file this week a Current Report on Form 8-K with the Securities and Exchange Commission. A copy of this filing also will be available on Aether’s website at www.aethersystems.com.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the Company’s expectations about (1) the anticipated benefits and performance of the planned new mortgage-backed securities strategy, (2) the ongoing strategic process involving its current operating businesses, and (3) its ability to achieve profitability, realize tax savings, increase the yield on its invested cash and enhance shareholder value. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to Aether or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be able to sell our existing businesses on favorable terms or at all; (2) we may not be able to implement our planned new mortgage-backed securities strategy successfully, or the results of such implementation may be inconsistent with our expectations; (3) we may not be able to realize value from our accumulated net loss carryforwards; (4) our future financial results may be negatively affected by contingent or retained liabilities relating to businesses that we sell; (5) the performance of our existing businesses may be negatively affected by the continuing strategic evaluation process; (6) the mortgage-backed securities strategy we plan to implement involves significant risks related to changes in interest rates and the complexities of managing the overall yield of a leveraged portfolio; (7) leverage that we incur to expand the size of the mortgage-backed securities portfolio may limit our financial flexibility and could have a substantial negative effect on our financial results if we do not successfully manage the risks of borrowing; (8) in managing the mortgage-backed securities portfolio, we will depend heavily on FBR, who may choose to cease working with us, in which event our performance could be negatively affected; and (9) other factors discussed in our filings with the

Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of these and other risks and uncertainties, you should carefully review our 2003 Annual Report on Form 10-K, which we filed with the SEC on March 15, 2004, as well as the Current Report on Form 8-K filed that we will file this week with the SEC.

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